Exhibit 99.4

                             PLAN OF SHARE EXCHANGE


     PURSUANT TO THIS PLAN OF SHARE EXCHANGE (this "Plan of Exchange"), dated as of February 13, 1997, CFX CORPORATION ("CFX"), a New Hampshire corporation, shall, subject to the terms and conditions specified herein and in a related Agreement and Plan of Reorganization dated as of even date herewith (the "Reorganization Agreement"), acquire through a share exchange all the outstanding shares of PORTSMOUTH BANK SHARES, INC. ("Portsmouth"), a New Hampshire corporation.

                                   ARTICLE I.
                                 SHARE EXCHANGE

     1. On the Effective Date (as hereinafter defined), each share of common stock of Portsmouth, par value $0.10 per share ("Portsmouth Common Stock"), outstanding immediately prior to the Effective Date (except as provided in Paragraphs 4, 7 and 8 of this Article), including each attached right issued pursuant to the Portsmouth Rights Agreement (as defined in Section 2.1(a) of the Reorganization Agreement), shall be converted without any action on the part of the holder thereof into an amount of common stock, par value $0.66 2/3 per share, of CFX ("CFX Common Stock") equal to one share multiplied by the Exchange Ratio as determined below (rounded to the nearest four decimal places).

     2. As used herein, the term "CFX Price" shall mean the average closing price of CFX Common Stock on the American Stock Exchange (as reported by The Wall Street Journal) for the ten consecutive trading days ending on the business day before the date on which the last regulatory approval required to consummate the transactions contemplated by this Plan of Exchange and the Reorganization Agreement is obtained.

     3. For purposes of this Plan of Exchange, the Exchange Ratio shall be:

          (a) 0.9500, if the CFX Price is greater than $17.375;

          (b) $16.50 / the CFX Price, if the CFX Price is greater than $15.70 and is no greater than $17.375; or

          (c) 1.0500, if the CFX Price is no greater than $15.70; provided, however, that the Exchange Ratio shall be $14.91 / the CFX Price (the "Cure Ratio"), if the CFX Price is $14.20 (the "Floor Price") or less and CFX has elected to increase the Exchange Ratio in accordance with Section 6.1(f) of the Reorganization Agreement.

     4. On the Effective Date, all shares of Portsmouth Common Stock held in the treasury of Portsmouth or owned beneficially by any subsidiary of Portsmouth other than in a fiduciary capacity or in connection with a debt


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previously contracted and all shares of Portsmouth Common Stock owned by CFX or owned beneficially by any subsidiary of CFX other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

     5. (a) Prior to the Effective Date, CFX shall appoint a bank, trust company or other stock transfer agent selected by CFX as the exchange agent (the "Exchange Agent") to effect the exchange of certificates evidencing shares of Portsmouth Common Stock (any such certificate being hereinafter referred to as a "Certificate") for shares of CFX Common Stock to be received in the share exchange. On the Effective Date, CFX shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of CFX the issuance of the number of shares of CFX Common Stock issuable in the share exchange.

          (b) Within five business days after the Effective Date, the Exchange Agent shall mail to each holder of record of Portsmouth Common Stock as of the Effective Date a notice of consummation of the share exchange and a form of transmittal letter pursuant to which each such shareholder shall transmit the Certificate or Certificates, or, in lieu thereof, such evidence of lost, stolen or mutilated Certificate or Certificates and such surety bond as the Exchange Agent may reasonably require in accordance with customary exchange practices. Portsmouth shareholders who satisfy such requirements for lost, stolen or mutilated certificates shall for purposes of the exchange procedures set forth herein be deemed to have submitted Certificates for Portsmouth Common Stock. As soon as practicable after surrender of such Certificate to the Exchange Agent with a properly completed transmittal letter, the Exchange Agent will promptly mail by first class mail to such shareholder a certificate or certificates representing the number of full shares of CFX Common Stock into which the shares of Portsmouth Common Stock evidenced by the Certificate surrendered shall have been converted pursuant to this Plan of Exchange.

          (c) The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of CFX Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to CFX Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article I. After the surrender of a Certificate in accordance with this Article I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CFX Common Stock represented by such Certificate.


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          (d) No transfer taxes shall be payable by any shareholders of
Portsmouth in respect of the issuance of certificates for CFX Common Stock and no expenses shall be imposed on any shareholder of Portsmouth in connection with the conversion of shares of Portsmouth Common Stock into shares of CFX Common Stock and the delivery of such shares to the former holder of Portsmouth Common Stock entitled thereto, except that, if any certificate for shares of CFX Common Stock is to be issued in a name other than that in which a certificate or certificates for shares of Portsmouth Common Stock surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to CFX any transfer taxes payable by reason thereof or of any prior transfer of such surrendered certificate or certificates or establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

          (e) Certificates surrendered for exchange by any person who is an "affiliate" of Portsmouth for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of CFX Common Stock until CFX has received the written agreement of such person contemplated by Section 4.9 of the Reorganization Agreement. If any certificate for shares of Portsmouth Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of CFX or its agent that such taxes are not payable.

     6. Upon the Effective Date, the stock transfer books of Portsmouth shall be closed and no transfer of Portsmouth Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Exchange notwithstanding, neither CFX or its agent nor any party to the share exchange shall be liable to a holder of Portsmouth Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     7. In the event that, between the date hereof and prior to the Effective Date, the outstanding shares of CFX Common Stock or Portsmouth Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock split or other like changes in the capitalization of CFX or Portsmouth, or if a stock dividend is declared on CFX Common Stock or Portsmouth Common Stock with a record date within such period, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of CFX Common Stock to be thereafter delivered pursuant to this Plan of Exchange, and the dollar amounts and the Exchange Ratio set forth in
Section 3 of this Article I, so that each shareholder of Portsmouth shall be entitled to


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receive such number of shares of CFX Common Stock or other securities as such shareholder would have received pursuant to such reorganization, recapitalization, reclassification, stock split, exchange or shares or readjustment or other like changes in the capitalization of CFX or Portsmouth, or as a result of a stock dividend on CFX Common Stock or Portsmouth Common Stock, had the record date therefor been immediately following the Effective Date.

     8. Notwithstanding any other provision hereof, each holder of shares, or of options to purchase shares, of Portsmouth Common Stock who would otherwise have been entitled to receive a fraction of a share of CFX Common Stock (after taking into account all Certificates delivered by such holder or all shares such holder is entitled to receive in accordance with Article III hereof) shall receive (by check from the Exchange Agent, mailed to the shareholder with the certificate(s) for CFX Common Stock which such holder is to receive pursuant to the share exchange), in lieu thereof, cash in an amount equal to such fractional part of a share of CFX Common Stock multiplied by the "market value" of such Common Stock. The "market value" of one share of CFX Common Stock shall be the closing price of CFX Common Stock on the American Stock Exchange (as reported by The Wall Street Journal) on the last business day preceding the Effective Date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

     9. On the Effective Date, the share exchange contemplated hereby shall have the effect set forth in Section 293-A:11.06 of the New Hampshire Revised Statutes Annotated.

                                   ARTICLE II.
                               DISSENTERS' RIGHTS

     Notwithstanding anything in this Plan of Exchange to the contrary and unless otherwise provided by applicable New Hampshire law, shares of Portsmouth Common Stock that are issued and outstanding immediately prior to the Effective Date and that are owned by stockholders who, pursuant to applicable New Hampshire law, (1) deliver to Portsmouth before the taking of the vote of Portsmouth's stockholders on the Plan of Exchange a written notice of their intent to demand payment for their shares of Portsmouth Common Stock if the share exchange is effectuated, and (2) do not vote their shares in favor of this Plan of Exchange (the "Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, shares of CFX Common Stock, but, instead, the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares, plus accrued interest, in accordance with applicable New Hampshire law. If any holders of Portsmouth Common Stock shall have failed to perfect or shall have effectively withdrawn, waived or lost the right to dissent from the share exchange and to receive the fair value of such shares as provided under applicable New Hampshire law, the shares of Portsmouth Common Stock held by such holder shall be deemed to have been



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converted into and be exchangeable for shares of CFX Common Stock on the
Effective Date.

                         ARTICLE III.
                         STOCK OPTIONS

     On the Effective Date, Portsmouth's obligations with respect to stock options granted under its Revised 1987 Stock Option and Stock Appreciation Rights Plan (the "Option Plan") shall be assumed by CFX and each stock option outstanding under the Option Plan shall become the right to receive (except as provided in Paragraph 8 of Article I hereof), upon payment of the exercise price, the number of shares of CFX Common Stock equal to the number of shares of Portsmouth Common Stock subject to such option multiplied by the Exchange Ratio as determined pursuant to Section 3 of Article I hereof; provided that (1) in respect of any stock option which is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the conversion hereinabove provided for shall comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted, and (2) under no circumstances shall CFX have any responsibility or liability with respect to any stock appreciation rights referred to in connection with grants of stock options under the Option Plan.

                          ARTICLE IV.
             EFFECTIVE DATE OF THE SHARE EXCHANGE

     Articles of share exchange evidencing the transactions contemplated herein shall be delivered to the New Hampshire Secretary of State in accordance with applicable New Hampshire law. The share exchange contemplated hereby shall be effective at the time and on the date specified in such articles of share exchange (such date and time being herein referred to as the "Effective Date").

                          ARTICLE V.
                     CONDITIONS PRECEDENT

     The obligations of CFX and Portsmouth to effect the share exchange as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                          ARTICLE VI.
                          TERMINATION

     Anything contained in this Plan of Exchange to the contrary notwithstanding, and notwithstanding the adoption hereof by the shareholders of Portsmouth, this Plan of Exchange may be terminated and the share exchange abandoned as provided in the Reorganization Agreement.



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                         ARTICLE VII.
                         MISCELLANEOUS

     1. This Plan of Exchange may be amended or supplemented at any time prior to its Effective Date by mutual agreement of CFX and Portsmouth. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

     2. Any notice or other communication required or permitted under this Plan of Exchange shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

     3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Exchange.

     4. This Plan of Exchange shall be governed by and construed in accordance with the laws of New Hampshire applicable to the internal affairs of Portsmouth and CFX.

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